Exhibit 10.28

OWENS CORNING

EXECUTIVE SUPPLEMENTAL BENEFIT PLAN

2009 Restatement

This 2009 Restatement of the Executive Supplemental Benefit Plan, as amended and restated effective as of January 1, 2009, provides individuals participating in the Plan with the full retirement benefits which they would have accrued under the Retirement Plan by reason of their employment with the Company, which cannot be paid from the Retirement Plan due to the limits placed on the payment of such benefits by the Internal Revenue Code of 1986, as amended.

I. DEFINITIONS

1.1	“Actuarial Equivalent” shall mean the method of determining benefit equivalence, as defined in the Retirement Plan.

1.2	“Administrator” shall mean such person as has been designated from time to time as the Administrator of the Retirement Plan.

1.3	“Board of Directors” shall mean the Board of Directors of Owens Corning.

1.4	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5	“Company” shall mean Owens Corning, a Delaware corporation, and subsidiaries whose employees participate in the Retirement Plan.

1.6	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.7	“Participant” shall mean any individual who becomes eligible to participate in the Plan.

1.8	“Retirement Plan” shall mean the Owens Corning Cash Balance Pension Plan, which is part of the Owens Corning Merged Retirement Plan and is set forth in Attachment 1 to the Owens Corning Merged Retirement Plan, as amended.

1.9	“Plan” shall mean this Executive Supplemental Benefit Plan, as amended.

1.10	“Separation from service” as used herein shall mean termination of active employment from the Company.

1.11	“Supplemental Benefit” shall mean any benefit payable under Article III of the Plan.

II. PLAN PARTICIPATION

Any individual who participates in the Retirement Plan and accrues benefits thereunder which cannot be paid because of the application of Code section 401(a)(17) or 415 shall be a Participant in the Plan. A Participant becomes initially eligible to participate in the Plan as of the first day of the Plan year immediately following the first year in which the Participant accrues a benefit under the Plan. An initial election with respect to the timing and form of the benefit under the Plan shall then be made within 30 days after that date and shall be applicable to all accrued amounts including those accrued in the year immediately preceding the year in which the election is made. For those participant for which the initial election rule does not apply they shall be deemed to have elected the default timing and form of benefits and receive payment of their benefits upon separation from service in the form of a lump sum payment.

III. BENEFITS

3.1	Retirement Benefits. A Participant entitled to receive a benefit under the Retirement Plan shall be paid a Supplemental Benefit in an amount equal to the excess of (1) the benefit, as computed under the Retirement Plan without regard to limits imposed by Code sections 401(a)(17) and 415, over (ii) the benefit which is actually paid or payable under the terms of the Retirement Plan.

3.2	Pre-Retirement Death Benefits. If a Participant entitled to receive a benefit under the Retirement Plan dies prior to commencement of such benefits, his or her surviving spouse or other beneficiary who is entitled to receive a death benefit computed and made payable under Article VI of the Retirement Plan shall be paid a Supplemental Benefit in an amount equal to the excess of (i) the death benefit, as computed under Article VI of the Retirement Plan without regard to limits imposed by Code sections 401(a)(17) and 415, over (ii) the death benefit actually paid or payable under the terms of Article VI of the Retirement Plan.

3.3	Survivors and Beneficiaries. Payment to a Participant shall include payment on account of said Participant to his estate, beneficiary or survivor.

IV. PAYMENT OF SUPPLEMENTAL BENEFITS

4.1	Payment in Cash from General Company Assets. Except as otherwise determined by the Compensation Committee of the Board of Directors, Supplemental Benefits shall be paid at the time selected by the Participant in a Non-Qualified Retirement Pay Election Form (“Election Form”) completed within the time frame set forth in Article II above. If no such Election Form is completed, then benefits under the Plan shall be paid within 60 days following separation from service. Benefits shall also be payable upon within 60 days following death or disability or upon a change of control.

4.2	Notwithstanding the foregoing, payment of benefits is subject to a special rule for separation from service of any “specified employee” under Code Section 409A. Specifically, for any specified employee, the payment of benefits under the Plan and consistent with their completed Election Form cannot be made before the earlier of: (1) the date that is six months after the date of the specified employee’s separation from service; or (2) the date of the specified employee’s death.

4.3	For those employees whose payment of benefits is subject to the six month delay for specified employees or deferred pursuant to their Election Form beyond the 60 day period following their separation from service, the benefit amount at the time of actual payment shall include interest attributable for the period following their separation from service to until the later payment date. Such interest shall be credited at the Cash Balance Plan Credit Rate under the Owens Corning Merged Retirement Plan.

4.4	Form of Payment. All Supplemental Benefits are to be paid in the form of payment selected by the Participant in a valid and complete Election Form, completed within the time frame set forth in Article II above. If no such Election Form is completed, then benefits under the Plan shall be paid in an Actuarial Equivalent lump sum.

V. FORFEITURE OF SUPPLEMENTAL BENEFITS

5.1

Disclosure of Proprietary Information. The Supplemental Benefits otherwise payable under the terms of this Plan shall be forfeited and the Company and the Plan shall have no additional liability if a Participant discloses, divulges, publishes’ or otherwise reveals either directly or through another, to any person, firm or corporation, any knowledge or information concerning any Company inventions, devices, technical data, strategic plans (business and technical), or financial data (including any data classified as “Secret and Proprietary Information”), which knowledge or information has in any way been disclosed to or acquired by the Participant during the term of his employment with the Company. Such knowledge or information shall not include knowledge or information which:

1.	Is or was in the public domain at the time of its disclosure to the Participant; or,

2.	Enters the public domain after the date of disclosure to the Participant except where such entry is a result of a breach by the Participant of this Section; or,

3.	Is disclosed to the Participant by a third party having a bona fide right to make such disclosure, or is otherwise lawfully obtained from other sources; or,

4.	Is disclosed to others by the Company without restriction.

5.2	Direct Competition with the Company. The Supplemental Benefits payable under the terms of this Plan shall be forfeited and the Company and the Plan shall have no further liability to a Participant if said Participant directly or indirectly, in any capacity, performs any compensated service for, be employed by or become associated in any firm, corporation or partnership engaged in the manufacture, production or sale of products which compete with products produced or sold by the Company. For the purposes of this Plan, products shall be limited to those which are manufactured, produced or sold by the Company as described in the Company’s most recent Annual Report to its stockholders.

5.3	Discharge for Just Cause. The Supplemental Benefits otherwise payable under the terms of this Plan shall be forfeited and the Company and the Plan shall have no further liability if the employment of said Participant by the Company is terminated or otherwise ceases for “Just Cause”. “Just Cause” shall mean discharge or resignation as the direct result of any act or omission which constitutes a misdemeanor or a felony, or which clearly evidences fraud or dishonesty on the part of the Participant.

VI. PLAN ADMINISTRATION

6.1	Administrator. This Plan shall be maintained, on a day-to-day basis, by the Administrator. The Administrator shall at all times serve at the pleasure of, and may at any time be removed by action of the Board of Directors. The duties of the Administrator shall include, but shall not be limited to, maintaining Participant lists, notifying eligible employees of their status as Participants, distributing to Participants all necessary information, and communicating, where necessary, with a Participant’s beneficiary or personal representative. The Administrator will also have full discretionary authority to interpret the provisions of the Plan and decide all questions and settle all disputes which may arise in connection with the Plan, and may establish its own operative and administrative rules and procedures in connection therewith, provided such procedures are consistent with the requirements of Section 503 of ERISA and the regulations thereunder. In addition, notwithstanding any other provision of this Plan to the contrary, the Plan shall be interpreted and payment of benefits shall be administered to the extent the Administrator in his or her discretion deems necessary to comply with Code Section 409A. All interpretations, decisions and determinations made by the Administrator will be binding on all persons concerned.

6.2	Notice to Participants. All information provided to Participants by or at the direction of the Administrator shall be made in writing (or electronic form) and shall be delivered using a method reasonably calculated to apprise Participants of their rights hereunder.

VII. GENERAL PROVISIONS

7.1	Plan Excluded Under ERISA. The Plan is intended to be an unfunded “excess benefit plan,” (within the meaning of Section 3(36) of ERISA) to the extent the Plan provides benefits in excess of the limits imposed by Code Section 415, and an unfunded plan providing “deferred compensation for a select group of management or highly compensated employees” (within the meaning of Sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6) of ERISA) to the extent the Plan provides benefits in excess of other Code restrictions and/or limitations, and shall be interpreted and administered accordingly.

7.2	Laws of Ohio to Govern. This Plan shall be governed by the laws of the State of Ohio, to the extent not preempted by federal law.

7.3	Incorporation of Retirement Plan provisions by Reference. The provisions of the Retirement Plan, as such provisions may be amended, restated or succeeded from time to time, are hereby fully incorporated by reference, but only to the extent a reference is made by this Plan to such provision or provisions and only to the extent that such provisions do not affect the timing or form of payment of benefits under the Plan. The provisions of this Plan and the Election Form completed by the Participant shall govern the timing and form of payment under the Plan.

7.4	Benefits are Nonassignable. No Supplemental Benefit payable under the terms of this Plan may be pledged, assigned, anticipated or alienated in any way by any Participant, beneficiary or personal representative.

7.5	No Accelerated Payment. No Participant, personal representative or beneficiary shall have any right to cause benefits otherwise payable under this Plan to be accelerated or paid on any basis or in any form other than on the basis and in the form provided for under Articles III and IV hereof.

7.6	Amendment, Suspension or Termination of Plan. The Company reserves the right and power, by action of the Board of Directors or its delegate, to amend, suspend or terminate this Plan, in whole or in part, at any time and from time to time; provided, however, that in no event shall the Company have the right to accelerate the timing of payment of benefits, to change the form of benefits as validly elected by the Participant, or eliminate or reduce any Supplemental Benefit which has been accrued and become nonforfeitable under Article III hereof prior to such amendment, suspension or termination except with respect to payments made upon termination of the Plan as permissible under Code Section 409A.

For purposes of determining the Supplemental Benefit which has been accrued and become nonforfeitable on account of a Participant under Article III hereof as of any given date, such Supplemental Benefit shall be an amount equal to the lesser of (i) the Supplemental Benefit actually payable in cash to such Participant under Article III hereof as of such date, or (ii) the Supplemental Benefit which would be payable to or on account of such Participant upon his actual retirement, disability or death, if this Plan were to remain in full force and effect until such actual retirement, disability or death.

7.7	Obligation of Company. Each Participant (and beneficiary) will be an unsecured general creditor of the Company with respect to all benefits payable under the Plan.

7.8	No Claim to Specific Benefits. Nothing in the Plan will be construed to give any individual rights to any specific assets of the Company, or any other person or entity.

7.9	Vesting. If a Participant (or beneficiary) is not entitled to receive a benefit under the Retirement Plan because the benefit is not vested, the Participant (or beneficiary) shall also not be entitled to receive benefits under the Plan.

7.10	Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the payment of any benefits will be construed as giving any individual any legal or equitable right against the Company or the Administrator. In no event will the Plan be deemed to constitute a contract between any employee and the Company or the Administrator. This Plan shall not be deemed to be consideration for, or an inducement for the performance of, services by any employee.

7.11	Receipt and Release. Any payment under the Plan to any Participant (or beneficiary), or to any individual as described in Section 7.12 shall be in satisfaction of all claims with respect to benefits under the Plan against the Company and the Administrator.

7.12	Payment for the Benefit of an Incompetent or Incapacitated Individual. If the Administrator determines that payments due to a participant under the Plan must be paid to another individual because of a Participant’s incompetence or incapacitation, benefits under the Plan will be paid to that same individual designated for that purpose under the applicable provision of the Retirement Plan. Such payments shall be made in the same time and manner as they would be made to the participant.

7.13	Nonduplication of Benefits. The benefits payable to a Participant under this Plan shall be reduced on an Actuarial Equivalent basis by the benefit such Participant earned under any other nonqualified defined benefit plan, and which does not provide for a reduction of benefits under such plan, for benefits payable under this Plan, to the extent that the benefits under such plan were accrued upon the same Participant service.

7.14	Social Security Tax. Subject to the requirements of Code Section 3121(v)(2) and the regulations thereunder, the Administrator has the full discretion and authority to determine when Federal Insurance Contribution Act (“FICA”) taxes on a Participant’s Plan benefit or account are paid and whether any portion of such FICA taxes shall be withheld from the Participant’s wages or deducted from the Participant’s benefit or account.

By virtue and in exercise of the amending power reserved to the Company by Section 7.6 of the Plan and granted to the undersigned officer of the Company by resolution of the Company’s Board of Directors, the Plan is hereby amended and restated in its entirety, effective January 1, 2009, as reflected in this document entitled “OWENS CORNING EXECUTIVE SUPPLEMENTAL BENEFIT PLAN, 2009 Restatement.”

The Company has caused the aforementioned amendment and restatement to be executed on its behalf by the undersigned duly authorized officer this 22nd day of December, 2008.

Owens Corning

By	/s/ Joseph C. High
Joseph C. High
Senior Vice President – Human Resources